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                                                    Draft - 1/31/96







                      ALPS Mutual Funds Services, Inc.
                        370 17th Street, Suite 2700
                           Denver, Colorado 80202

                    PARTICIPATING FINANCIAL INSTITUTIONS
                        INVESTOR SERVICES AGREEMENT



____________________
____________________
____________________

Ladies and Gentlemen:

            As distributor and principal underwriter of The CountryBaskets(SM) Index Fund, Inc. (the "Fund"), we wish to enter into this Participating Financial Institutions Investor Services Agreement ("this Agreement") with you, acting as a "Participating Financial Institution" hereunder, concerning (i) your provision of certain broker-dealer and shareholder support services to your clients ("Clients") who may from time to time beneficially own issued and outstanding shares of common stock (the "CB Shares(SM)" or "CountryBaskets(SM)") of the series (each a "Series") of the Fund indicated on Appendix A hereto and (ii) your research and other activities related to secondary market trading in CB Shares(SM). Pursuant to a Marketing Agreement between us and the Fund (the "Marketing Agreement"), we will provide various marketing and shareholder services with respect to the CB Shares(SM). Capitalized terms, unless otherwise defined herein, shall have the meanings attributed to them in the Fund's current prospectus and statement of additional information.

            The terms and conditions of this Agreement are as follows:

            Section 1. Services of a Participating Financial Institution. The services you agree to provide with respect to the Series shall include:

            (a) in connection with outstanding and issued CB Shares(SM), such broker/dealer and shareholder support services to Clients as you customarily provide to Clients with respect to shares of open-end investment companies, exchange-listed stocks and/or American Depositary Receipts, including but not limited to one or more of the following:
(i) distributing prospectuses and shareholder reports to current shareholders; (ii) maintaining account records and processing dividend and distribution payments for Clients; (iii) issuing confirmations of transactions; (iv) periodically providing account information with respect to CB Shares(SM) beneficially owned by Clients, including their positions in CB Shares(SM); (v) at your discretion, providing and maintaining elective services such as check writing on the


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Client's account and wire transfer services; (vi) acting as nominee for Clients; (vii) if required by law, forwarding shareholder communications from us or on behalf of the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (viii) assisting Fund shareholders who wish to aggregate sufficient CB Shares(SM) of a Series to constitute a Creation Unit aggregation for redemption; and (ix) such other services analogous to the foregoing as we or the Fund may reasonably request and which you customarily provide to Clients with respect to holdings of shares of open-end investment companies or exchange-listed stocks, to the extent you are permitted to do so under applicable statutes, rules and regulations. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the services to Clients described in this paragraph.

            (b) research and services related to the secondary market trading of CB Shares(SM), including the following: (i) generating and publishing periodic product research, such as product applications, statistics, efficiency comparisons and other similar data; (ii) developing trading strategies for CB Shares(SM) for institutional investors and others; and (iii) following developments in trading of CB Shares(SM).

            (c) Market Making In Fund Baskets or CB Shares(SM). At all times during the regular trading session of the New York Stock Exchange, Inc. (the "NYSE"), unless otherwise prohibited by applicable law, rules or regulations, you will furnish bona fide, competitive bid and offer quotations to brokers and dealers and Clients, on request, for (i) portfolios of securities ("Partial Fund Baskets") each constituting a one-fifth, pro rata portion (subject to rounding the number of shares of any portfolio security to the nearest one share) of the Fund Basket announced prior to the opening of each such NYSE session, in quantities of one through four such Partial Fund Baskets and one complete Fund Basket or (ii) quantities of CB Shares(SM) equal to one-fifth, two-fifths, three-fifths and four-fifths of a Creation Unit aggregation of CB Shares(SM) and one full Creation Unit, in either case (i) or (ii), with respect to no fewer than _____ Series selected by you and identified to us and the Adviser (the "Designated Series"). You agree to be ready and willing on a continuous basis to effect transactions in the above-described Partial Fund Baskets and Fund Basket or CB Shares(SM) for your own account at such bid and offered prices.

            (d) Inventory of CB Shares(SM). At any time that the number of CB Shares(SM) of a Designated Series issued and outstanding is less than 2,000,000, you agree to maintain an average daily inventory, calculated on a monthly basis, of a quantity of CB Shares(SM) of such Designated Series equal to three Creation Unit aggregations, provided that no such inventory shall be required to be maintained with respect to the ______ Index Series during the months of _____________, inclusive.


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Such inventory will be used, at your discretion, for the
purpose of dealing, trading, arbitrage or lending in CB Shares(SM) or any other purpose permissible under applicable laws and regulations.


            Section 2.  Support for your Services.

            (a) Promotion and Advertising. A list of all Participating Financial Institutions will be distributed or caused to be distributed by us (i) along with sales, advertising or marketing material relating to CB Shares(SM) intended for potential institutional investors and developed by or made available to us pursuant to the Marketing Agreement for distribution to institutional investors and (ii) as part of all product seminars, conference and other presentations relating to CB Shares(SM) which we or the Adviser shall sponsor or in which we or any registered investor relations representatives appointed by us in accordance with the Marketing Agreement shall participate. We agree that we will, upon inquiry, direct secondary market trades of institutional investors in CB Shares(SM) to Participating Financial Institutions and will not make any unsolicited recommendation of any particular Participating Financial Institution. To the extent permitted under applicable laws and regulations, reference will be made to you in any advertising, including "tombstone" notices, directed to the institutional market.

            (b) Communications with Specialists. We shall include in our oral and written communications relating to CB Shares(SM) with any NYSE specialist making a market in CB Shares(SM), as appropriate and to the extent permissible under the rules of the NYSE and other applicable laws, rules and regulations, statements (i) identifying you and the other Participating Financial Institutions as active participants in the support and promotion of secondary market trading of CB Shares(SM) and (ii) highlighting the special capacity of you and other Participating Financial Institutions to meet market demand on the part of institutional and professional investors for purchases and sales of CB Shares(SM).

            (c) CB Shares(SM) Conference. A representative of your organization designated by you will be invited to, and will participate in, an annual two-day conference to be organized pursuant to the marketing plan to be developed in accordance with the Marketing Agreement and in conjunction with the Adviser at which CB Shares(SM) product and market trends will be considered. The conference agenda is expected to be presented by CB Shares(SM) product specialists, academics, international economists and others. You will bear any expenses (including transportation, compensation and any other out-of-pocket expenses) in connection with the attendance of your representative at such conference.


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            (d) Data Support.  The official net asset value, net
accumulated dividends and price-only net asset value for each CountryBaskets(SM) Series will be made available daily on the Consolidated Tape. In addition, indicative FT/S&P Actuaries World Indices(TM) index values, as well as indicative net asset values, with respect to each Series, will be made available on a real time basis at 30-second intervals on the Consolidated Tape. Real-time or daily updated news and information with respect to CB Shares(SM) (including, subject to the establishment of satisfactory arrangements with third party vendors, spot foreign exchange rates and major market index prices related to the country markets relevant to the Series) will be made available by the Adviser through one or more third-party vendors of on-line market information, including Automated Data Processing, Reuters, Dow Jones Telerate and/or Bloomberg, which vendors will distribute such news and information in the form of a separate CountryBaskets(SM) "page". You will also be provided with access to additional market information, including without limitation, 5-year historical data (prior to _______, 1995) on the relevant FT/S&P Actuaries World Indices(TM) country indices, on diskette (or other suitable format) and in printed form; key analytic data (spreads, correlations, historic performance, optimization routines); and, as and when deemed necessary by the Adviser to support trading, arbitrage and brokerage in CB Shares(SM), specific dealer research (such as hedging strategies, options strategies and security-specific correlations), in each case as made available to us or the Fund by the Adviser or another third party (who shall consent to such data being provided to you), for redistribution to your Clients under your name.

            (e) CB Shares(SM) Loan Pool. In conjunction with the Adviser, we will make arrangements with a major securities dealer to make available for lending exclusively to Participating Financial Institutions and the NYSE specialist firms entering into similar investor services agreements with us ("Specialist PFIs") a quantity of CB Shares(SM) equal in aggregate market value to not less than $100,000,000, divided among all Series, and available to Participating Financial Institutions and Specialist PFIs on a "first-come, first-served" basis. Such arrangements will remain in effect for a period of not less than six months after the initial issuance and sale of CB Shares(SM) and will be for the sole purpose of settling secondary market transactions entered into by Participating Financial Institutions. Such arrangements are expected to include (i) pre-approved aggregate borrowing limits for each Participating Financial Institution or Specialist PFI; and (ii) lending fees equivalent to _____ basis points below a CB Share(SM) lending Call Rate. The "Call Rate" on any [London] Business Day with respect to all Series will be the arithmetic mean, determined daily by the Adviser, of the lending fee rates offered by three major custodians or broker dealers selected by the Adviser from among State Street Bank and Trust Company, The Bank of New York, The Chase Manhattan Bank, N.A.,
Merrill Lynch & Co., Goldman, Sachs & Co., Nomura International PLC and Paloma Securities, L.P. for loans of not less than ________ [amount] CB Shares(SM) in a single transaction. You understand also that the availability of such


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arrangements to you will be subject to your execution of a securities borrowing agreement substantially in the form customarily required by Deutsche Morgan Grenfell/ C. J. Lawrence Inc., the authorized securities lending agent for the lender(s).

            (f) Exclusivity. We shall not have agreements in the form hereof with any persons other than twelve (12) Participating Financial Institutions and the Specialist PFIs at any one time.


            Section 3. No Representations. You and your officers, employees or agents shall not make any representations as authorized by us, the Fund or the Adviser except those contained in the Fund's then current prospectus and statement of additional information or in such sales, marketing or advertising materials as may be authorized by us and the Fund in writing, including the materials referred to in Section 2(a) hereof.
You understand that neither the Fund nor any Series will be advertised or marketed as an open-end investment company, i.e., as a mutual fund, which offers redeemable securities. Any advertising materials, including the Fund prospectus, will prominently disclose that the CB Shares(SM) are not redeemable units of beneficial interest in the Fund. In addition, any advertising material, including the Fund prospectus, will disclose that the owners of CB Shares(SM) may acquire and tender those shares for redemption to the Fund in Creation Unit aggregations only. You understand further that any advertising or marketing materials relating to the Fund will contain such disclosures and caveats as the Fund or we may deem to be required under any applicable statute or rule, regulation or order of any governmental authority or self-regulatory organization or under the policies of the Fund.


            Section 4. Independent Contractor. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.


            Section 5. Termination; Amendment. This Agreement will become effective between us on the date a fully executed copy of this Agreement is received by us or our designee. This Agreement is terminable, without penalty, (a) at any time by the Fund with respect to any Series of CB Shares(SM) or (b) by you, in either case upon 90 days' notice in writing to the other party hereto. This Agreement may be amended by execution of an instrument in writing by each of the parties hereto.


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            Section 6.  Miscellaneous.

            (a) All notices and other communications to either you or us will be duly given if mailed, telegraphed or transmitted by facsimile or similar telecommunications device at the address shown below.

            (b) This Agreement shall be construed in accordance with the laws of the State of New York.


            If you agree to be bound by the provisions for this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o ALPS Mutual Funds Services Inc., 370 17th Street, Suite 2700, Denver, Colorado 80202.

                              Very truly yours,

                              ALPS MUTUAL FUNDS SERVICES, INC.


Date:             , 1996

                              By:______________________________
                                    Authorized Officer


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                              Accepted and Agreed to:


                              _________________________________
                              [Name of Participating Financial Institution]


Date:             , 1996

                              By: _____________________________
                                    Authorized Officer


                              Address:    _______________________
                                          _______________________
                                          _______________________

                              Facsimile No.____________________


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                                                                 Appendix A


                    Participating Financial Institutions

                        Investor Services Agreement


                                  CB Shares(SM)
                                     NYSE            CUSIP
Series                              Symbol            No.

Australia Index Series               GXA           22236E10 9

France Index Series                  GXF           22236E20 8

Germany Index Series                 GXG           22236E30 7

Hong Kong Index Series               GXH           22236E40 6

Italy Index Series                   GXI           22236E50 5

Japan Index Series                   GXJ           22236E60 4

South Africa Index                   GXR           22236E70 3
     Series

UK Index Series                      GXK           22236E80 2

US Index Series                      GXU           22236E88 5